Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated May 24, 2018, pertaining to the 2017 Stock Option and Incentive Plan, 2018 Stock Option and Incentive Plan, and 2018 Employee Stock Purchase Plan of Scholar Rock Holding Corporation of our report dated May 8, 2018, except for Note 22 as to which the date is May 14, 2018, with respect to the consolidated financial statements of Scholar Rock Holding Corporation included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-224493) and related Prospectus of Scholar Rock Holding Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 24, 2018